Exhibit 10.01

NOTE REPAYMENT AGREEMENT

THIS NOTE REPAYMENT AGREEMENT (“Agreement”) is made and entered into as of this 16th day of May, 2005 by and between NeoPharm, Inc. (“Neopharm”), a Delaware corporation, of 150 Field Drive, Suite 195, Lake Forest, Illinois 60045 and Akorn, Inc. (“Akorn”), a Louisiana corporation, of 2500 Milbrook Drive, Buffalo Drive, Illinois 60089. Neopharm and Akorn are sometimes referred to individually as “Party” and collectively as “Parties.”

RECITALS

A.            On or about December 20, 2001, Neopharm and Akorn entered into a certain Processing Agreement (as amended by amendment dated October 7, 2003, the “Processing Agreement”) relating to the processing of certain pharmaceutical products by Akorn for Neopharm.

B.            On or about October 7, 2003, Akorn executed and delivered to Neopharm a certain Amended and Restated Promissory Note (the “Note”), payable to the order of Neopharm, in the principal amount of $3,250,000.00, having a maturity date of December 20, 2006.

C.            On or about October 7, 2003, Neopharm, Akorn, Akorn (New Jersey), Inc., an Illinois corporation, and LaSalle Bank National Association (the “Bank”) entered into a certain Subordination and Intercreditor Agreement (the “Subordination Agreement”), pursuant to which, among other things, Neopharm subordinated certain of its rights and remedies under the Note to the rights and remedies of the Bank, as Senior Agent for Senior Lenders under the Credit Agreement (as such terms are defined in the Subordinated Agreement).

D.            On or about October 6, 2004, Neopharm sent notice to Akorn, advising it that an Event of Default existed under the Note.

E.             Neopharm and Akorn desire to have the Note paid off in full and to terminate the Processing Agreement, on the terms and conditions hereinafter set forth.

THEREFORE, incorporating the Recitals above, and in consideration of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Party hereto, Neopharm and Akorn agree as follows:

1.             Agreed Payment.  On or before May 16, 2005, Akorn shall pay to Neopharm the sum of Two Million Five Hundred Thousand Dollars ($2,500,000.00) (the “Agreed Payment”) as payment in full of all sums now or hereafter owing under the Note.  The Agreed Payment shall be in the form of a cashier’s or certified check or wired funds. Upon timely delivery of the Agreed Payment by Akorn to Neopharm, Neopharm will return to Akorn the Note marked as “Paid in Full.”  Except for the Agreed Payment, this Agreement involves no other economic exchanges between the Parties.  Each Party will bear its own costs, expenses and attorneys’ fees relating to all real or potential claims released by this Agreement.

2.             Termination of Processing Agreement.  Upon timely delivery of the Agreed Payment by Akorn to Neopharm, the Processing Agreement shall be deemed terminated and have no further force or effect.

3.             Mutual and General Release.  Provided that the Agreed Payment is timely delivered by Akorn to Neopharm, and except as otherwise set forth in this Agreement, Neopharm on the one hand and Akorn on the other hereby fully and forever release and discharge each other and their present and former officers, directors, shareholders, partners, affiliates, employees, agents, representatives, insurers, and attorneys, and predecessors, assignees, heirs, executors and successors of each of them, from all claims, actions, causes of action, demands, cross-claims, counterclaims, obligations, contracts, indemnity, contribution, suits, debts, sums, accounts, controversies, rights, damages, costs, attorney’s fees, losses, expenses, and liabilities whatsoever (contingent, accrued, mature, direct, derivative, subrogated, personal, assigned, discovered, undiscovered, inchoate, or otherwise) (hereafter “Claims”) which they may now have or have had as of the date of this Agreement or which may hereafter accrue, individually, collectively, or otherwise in connection with, relating to or arising out of the facts recited above, the Note, the Processing Agreement, or of any other event or occurrence having taken place on or before the date of this Agreement, whether currently known or unknown.

4.             Waiver of Unknown Claims.  The Parties acknowledge that they have been fully advised of and are aware of the contents of California Civil Code Section 1542, and having been advised as to its benefits, expressly agree that they hereby waive any rights or benefits they have under such statute. Section 1542 provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

The Parties represent that they understand the above-quoted provision of the California Civil Code Section 1542 and knowingly enter into this waiver with advice of counsel.  The Parties acknowledge that the foregoing waiver was separately bargained for and that it is the Parties’ intention in executing this Agreement to discharge any and all present Claims, whether foreseen or unforeseen.  The Parties also agree to waive any similar right which they may have under the laws of any of the States of the United States of America, or of any foreign state, which are equal to or substantially similar to the rights and benefits granted by California Civil Code Section 1542.

5.             Consent of Bank.  Pursuant to the Subordination Agreement, Akorn shall not make and Neopharm shall not receive the Agreed Payment without the prior written consent of the Bank.  As a condition precedent to the effectiveness of this Agreement, therefore, Akorn shall furnish to Neopharm, prior to making the Agreed Payment, the written consent of the Bank to same (the “Written Consent”).  Akorn shall use reasonable efforts to timely obtain the Written Consent.

6.             Time of Essence: Termination.  If the Written Consent is not delivered and the Agreed Payment not made by Akorn to Neopharm on or before Monday, May 16, 2005, then Neopharm shall have the right to terminate this Agreement upon delivery of written notice of termination to Akorn. Upon termination of this Agreement pursuant to such notice, this Agreement and each of its provisions shall be deemed null and void.

7.             Press Release.  In the event that either Party intends to issue a press release or other public statement or filing regarding any of the facts recited above or related transactions, or the negotiation or terms of this Agreement, such Party shall not issue such release or statement unless the other Party has first approved it in writing.

8.             Non-Disparagement.  Each Party agrees that it shall not make, or encourage, aid or abet any third party to make, any statement, whether written or oral, that disparages, reflects unfavorably upon or reasonably casts the other Party (and its officers, directors, agents, employees and attorneys) in a negative light relating to matters arising on or before the date of this Agreement.

9.             No Violation: Consent: Authority.  Other than the Written Consent, each Party warrants that no third party consent to this Agreement is required and this Agreement shall not violate any agreement, order, law or regulation to which it is or may be subject or bound. Each Party further warrants that it is duly authorized to enter into and fully perform this Agreement.

10.           Conflict.  To the extent that there is a conflict between the terms of this Agreement and the terms of the Note or the Processing Agreement, the terms of this Agreement shall prevail.

11.           Entire Agreement.  This Agreement constitutes the entire written agreement of compromise and settlement among the Parties, and there are no other agreements modifying or affecting its terms. This Agreement supersedes all other agreements, written, oral, or implied, relating to the same subject. This Agreement can only be modified by a writing signed by the Parties and expressly stating that such modification is intended.

12.           Illinois Law to Govern.  This Agreement is being made and delivered and is intended to be performed in the State of Illinois and the execution, validity, construction, and performance of this Agreement will be construed and enforced in accordance with the laws of Illinois.  This Agreement will be deemed made and entered into in Cook County, which will be the exclusive venue for any action relating to this Agreement.

13.           Agreement As Defense.  This Agreement may be pleaded as a full and complete defense and may be used as the basis for an injunction against any action, suit or proceeding that may be prosecuted, instituted or attempted by any Party in breach thereof.

14.           Severability.  If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity will not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part.  To this extent, the provisions, and parts thereof, of this Agreement are declared to be severable.

15.           No Admission of Liability.  This Agreement is being entered into for the sole purpose of bringing to an end any relationship between the Parties.  This Agreement embodies a compromise of claims and will not be used or construed as an admission of liability or fault for any purpose.

16.           Counterparts.  This Agreement may be signed in counterparts.  A facsimile signature will have the same force and effect as an original signature.

17.           Attorneys’ Fees.  In the event of dispute arising out of the interpretation or a breach of this Agreement, the prevailing Party shall be entitled to recover attorneys’ fees incurred in connection with the dispute concerning the interpretation or a breach of this Agreement.

18.           Cooperation.  The Parties hereto agree that, for their respective selves, heirs, executors and assigns, they will abide by this Agreement, the terms of which are meant to be contractual, and further agree that they will do such acts and prepare, execute and deliver such documents as may reasonably be required in order to carry out the objectives of this Agreement.

19.           Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and to their respective representatives, successors and assigns.

20.           Interpretation.  Each Party declares and represents that this Agreement is being made without reliance upon any statement or representation not contained herein of any other Party, or of any agent or attorney of any other Party.  Each Party represents to each other Party that it has reviewed each term of this Agreement with its counsel and that it shall never dispute the validity of this Agreement on the ground that it did not have advice of its counsel.  This Agreement shall be construed and enforced according to its fair meaning as if prepared by all Parties after extensive negotiation; no part of this Agreement shall be construed against any Party on the ground that the attorney for that Party drafted it.

21.           Knowing, Free and Voluntary Making.  The Parties have carefully read this Agreement, and the Parties acknowledge that they know and fully understand its contents.  The Parties acknowledge that they have fully discussed this Agreement with their respective attorneys and fully understand the consequences of this Agreement.  No Party is being influenced by any statement made by or on behalf of any of the other Party to this Agreement.  The Parties have relied and are relying solely upon their own judgment, belief and knowledge of the nature, extent, effect and consequences relating to this Agreement and/or upon the advice of their own legal counsel concerning the legal and income tax consequences of this Agreement.  The Agreement is freely and voluntarily signed by the Parties.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

NEOPHARM, INC.		AKORN, INC.

By:	/s/ Ronald G. Eidell	By:	/s/ Arthur S. Przybyl

Title:	President and CEO	Title:	President and CEO